EXHIBIT 12.


Universal Corporation and Subsidiaries
RATIO OF EARNINGS TO FIXED CHARGES
Nine Months Ended March 31, 1998 and 1997



                                                          1998            1997
                                                       --------        --------


Pretax income from continuing operations .             $168,510        $133,342
Pretax income of unconsolidated affiliates               10,856           6,386
Fixed charges ............................               46,853          50,154
                                                       --------        --------


Earnings .................................             $226,219        $189,449
                                                       ========        ========


Interest .................................             $ 46,266        $ 49,498
Interest of unconsolidated affiliates ....                  364             400
Debt discount amortization ...............                  223             256
                                                       --------        --------


Fixed charges ............................             $ 46,853        $ 50,154
                                                       ========        ========


Ratio of earnings to fixed charges .......                  4.8             3.8
                                                       ========        ========